Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

CONSENT OF FORREST A. GARB & ASSOCIATES, INC.,
INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the reference of our estimates of reserves as of December 31, 2008 included in this Annual Report on Form 10-K of South Texas Oil Company, Inc.

FORREST A. GARB & ASSOCIATES, INC.
FORREST A. GARB & ASSOCIATES, INC.

By:
William D. Harris III
CEO & President

Dallas, Texas

March 18, 2009